Exhibit 15.2

Date: April 14, 2025

Futu Holdings Limited

34/F, United Centre

95 Queensway, Admiralty

Hong Kong S.A.R.,

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations in China”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—B. Business Overview”, “Item 4. Information on the Company—C. Organizational Structure”, “Item 4. Information on the Company—D. Property, Plant and Equipment” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in Futu Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2025, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-233721) pertaining to Futu Holdings Limited’s Amended and Restated 2014 Share Incentive Plan and the 2019 Share Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Han Kun Law Offices
Han Kun Law Offices